Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”), dated March 8 2018, is between Krystal Biotech, Inc., a Delaware corporation (the “Company”) and Antony Riley, (“Employee”) and reflects the company’s and Employee’s desire to establish a full employment relationship.

1.	Position and Responsibilities

a.Position.  Employee is employed by the Company to render services to the Company in the position of Chief Financial Officer, reporting to the Chief Executive Officer of the company beginning March 8, 2018 (“Start Date”).  Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Company.  Employee shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Employee’s primary location shall be in Pittsburgh, PA. This employment offer is contingent upon the completion of a satisfactory background check.

b.Other Activities.  Except upon the prior written consent of the Company, Employee will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities hereunder or create a conflict of interest with the Company.

c.No Conflict.  Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	Compensation and Benefits

a.Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Employee’s Base Salary will be reviewed from time to time in accordance with the

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established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.Stock Options. The company shall recommend the Board of Directors that Employee be provided with an option to purchase 25,000 shares of the Common Stock of the Company, as adjusted by any stock splits that may occur before the options are grated. The price per share of any approved options will be the price to the public at which the Common Stock is offered in the initial public offering or, if an offering is not completed, at the fair market value of the shares as determined by the Board of Directors with the advice of a valuation consultant. Employee’s entitlement to any stock options that may be approved is conditioned upon Employee’s signing of an appropriate Equity Incentive Agreement and is subject to its terms and the terms of the Equity Incentive Plan under which the options are granted, including vesting requirements.

c.Benefits.  Employee shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d.Expenses.  The Company shall reimburse Employee for reasonable business expenses incurred in the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

3.	At-Will Employment; Termination By Company

a.At-Will Termination by Company.  The employment of Employee shall be “at-will” at all times.  The Company may terminate Employee’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease.

4.	AT-WILL EMPLOYMENT; Termination By Employee

a.At-Will Termination by Employee.  Employee may terminate employment with the Company at any time for any reason or no reason at all, upon thirty days’ advance written notice.  During such notice period Employee shall continue to diligently perform all of Employee’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Employee’s termination effective at any time prior to the end of such notice period as long as the Company pays Employee all compensation to which Employee is entitled up through the last day of the thirty-day notice period.  Thereafter all obligations of the Company shall cease.

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5.	Termination Obligations

a.Return of Property.  Employee agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

b.Resignation and Cooperation.  Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

c.Continuing Obligations.  Employee understands and agrees that Employee’s obligations under Sections 5 and 6 herein (including Exhibit A) shall survive the termination of Employee’s employment for any reason and the termination of this Agreement.

6.	Inventions and Proprietary Information; Prohibition on Third Party Information

a.Proprietary Information Agreement.  Employee agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit A (“Proprietary Information Agreement”).

b.Non-Disclosure of Third Party Information.  Employee represents and warrants and covenants that Employee shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Employee acknowledges and agrees that any violation of this provision shall be grounds for Employee’s immediate termination and could subject Employee to substantial civil liabilities and criminal penalties.  Employee further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Employee to disclose or use any such third party proprietary information or trade secrets.

c.Noncompetition. In consideration of the Company’s extension to Employee of full time employment with the Company, the Employee agrees that at no time during the Employee’s employment with the Company, and for a period of one (1) year immediately following the termination of such employment (regardless of the reason for or the party initiating the termination), the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any third party, in any capacity (whether as a proprietor, stockholder, partner, officer, employee, consultant,

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contractor, or otherwise), work for, be a consultant for, be employed by, or provide strategic advice to any Competitor, where the services the Employee would render to the Competitor are similar to those which the Employee performed for the Company. As used herein, Competitor means any person or entity that (a) is engaged in the development of products or technologies which may complete with the products or technologies under development by the Company at the time of Employee’s termination or within the twelve (12) month period immediately preceding such termination; and (b) is located within the territory of the United States. This provision does not apply to (1) the Employees’ passive ownership of not more than 2% of the outstanding, publicly traded securities of another company; and (2) work in a capacity that is unrelated to development or of products or technologies which may compete with those under development by the Company.

7.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Employee and by a duly authorized officer of the Company.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

8.	Assignment; Binding Effect

a.Assignment.  The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company, including in connection with any conversion of the Company into corporate form; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.Binding Effect.  Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

9.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the

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other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Employee shall be obligated to notify the Company in writing of any change in Employee’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, PA 15203

Employee’s Notice Address:

Anthony Riley

10.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.	Taxes

All amounts paid under this Agreement (including without limitation Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Employee.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

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14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

15.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

16.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Employee Proprietary Information and Inventions Agreement attached as Exhibit A and the Company’s Equity Incentive Plan and Equity Incentive Agreement).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

17.	Employee Acknowledgement

Employee acknowledges Employee has had the opportunity to consult legal counsel concerning this agreement, that Employee has read and understands the agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely based on Employee’s own judgment and not on any representations or promises other than those contained in this agreement.

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In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

KRYSTAL BIOTECH, INC.	Antony Riley:
By:/s/ Krish Krishnan	/s / Antony Riley

Title: CEO

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